Exhibit 23.1

INDEPENDENT PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to (i) the inclusion in this Post-Effective Amendment No. 1 to Registration Statement on Form S-2 of VitalStream Holdings, Inc. of our report dated February 3, 2005 accompanying the consolidated financial statements of VitalStream Holdings, Inc. and subsidiaries, (ii) the inclusion in this Post-Effective Amendment No. 1 to Registration Statement on Form S-2 of VitalStream Holdings, Inc. of our report dated March 11, 2005 accompanying the consolidated financial statements of PlayStream, LLC and subsidiaries, and (iii) the reference to us under the heading "Experts and Legal Matters" in the Prospectus which is part of this Post-Effective Amendment No. 1 to Registration Statement.

 /s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, CA
July 29, 2005